Todd D. Chisholm
Chisholm, Bierwolf, Nilson & Morrill, LLC	Nephi J. Bierwolf
Certified Public Accountants	Troy F. Nilson
Phone (801) 292-8956 ● Fax (801) 292-8809 ● www.cbnmcpa.com	Douglas W. Morrill

September 8, 2010

Office of the Chief Accountant
Securities and Exchange Commission
450 West Fifth Street N.W.
Washington DC 20549

Ladies and Gentlemen,

We have read the statements about our firm included under Item 4.01 "Changes in Registrant's Certifying Accountant" in the Form 8-K dated September 8, 2010 of ValueRich, Inc., filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein as they pertain to our firm.

Yours truly,

/s/ Chisholm, Bierwolf, Nilson & Morrill, LLC

Chisholm, Bierwolf, Nilson & Morrill, LLC

PCAOB Registered, Members of AICPA, CPCAF and UACPA

533 West 2600 South, Suite 25 ● Bountiful, Utah 84010	12 South Main, Suiet 208, Layton, Utah 84041